EXHIBIT 99


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CCF HOLDING COMPANY                   CONTACT:    David B. Turner
                                                  President and Chief Executive
(Nasdaq SmallCap Market:  CCFH)                     Officer
101 North Main Street                             770-478-8881
Jonesboro, Georgia  30236

                                          FOR IMMEDIATE RELEASE
                                               July 03, 1996



                         CCF HOLDING COMPANY ANNOUNCES
                   Approval of 10% Stock Repurchase Program


     Jonesboro, Georgia -- July 03, 1996 -- CCF Holding Company (the "Company") (Nasdaq SmallCap Market: CCFH), the holding company of Clayton County Federal Savings and Loan Association, has announced its intention to repurchase up to 113,073 shares of the Company's common stock. Mr. David B. Turner, President, said the Company has been authorized by its Board of Directors to repurchase up to 113,073 shares or 10% of its 1,130,738 outstanding shares of common stock. The Company has received the necessary regulatory approval to make such purchases in the open market from time to time during the next twelve months.

     The repurchases are expected to be made in open-market transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. Such repurchased shares will become authorized but unissued shares and may be utilized for general corporate and other purposes, including the issuance of shares in connection with the exercise of stock options. The repurchase program is expected to be completed by July 10, 1997, at which time the Company may terminate the program or continue the program.

     At March 31, 1996, the Company reported total consolidated assets and consolidated stockholders' equity of $78.8 million and $16.7 million, respectively. Clayton County Federal Savings and Loan Association operates through its main office located in Jonesboro and through two full service branches located in Forest Park and Morrow. The Association's deposits are insured up to legal maximum limits by the Federal Deposit Insurance Corporation ("FDIC").